EVERGREEN EQUITY TRUST on behalf of the following series

EVERGREEN SMALL CAP VALUE FUND (the "Fund")

                                                                                                                                                                                                                January 30, 2009

Dear Shareholder:

Recently, you received a proxy statement, a proxy card, and a Notice of Special Meeting of Shareholders for the Special Meeting of Shareholders (the “Meeting”) to be held on February 12, 2009 at 10:00 a.m. Eastern time, at the offices of Evergreen Investments, 200 Berkeley Street, 26th Floor, Boston, Massachusetts 02116-5034. This letter contains an important update to the information in the proxy statement; please read this letter carefully.

Reminder about the Meeting

The proxy statement requested that holders of the Fund’s shares (“Shareholders”) consider and act upon a new Investment Advisory Agreement with Evergreen Investment Management Company, LLC (“EIMC”) (Proposal 1A) and a new Sub-Advisory Agreement with J.L. Kaplan Associates, LLC (“Kaplan”) (Proposal 1B). As explained in the proxy statement, these agreements would replace the interim investment advisory and sub-advisory agreements (collectively, the “Interim Agreements”) under which EIMC and Kaplan, respectively, are currently providing investment advisory services to the Fund. The Interim Agreements, which are due to expire no later than March 19, 2009, were previously approved by the Board of Trustees (the “Board”) in order to replace the Fund’s prior investment advisory and sub-advisory agreements with EIMC and Kaplan, respectively, which were considered to have terminated in connection with Wells Fargo & Company’s acquisition of Wachovia Corporation, which was the parent company of both EIMC and Kaplan. This acquisition was completed on December 31, 2008.

New Development

This letter supplements and amends the proxy statement and is being sent to you because, on January 29, 2009, the Board voted to terminate the Interim Agreement with Kaplan, effective on January 29, 2009. Following this date, EIMC will have sole responsibility for managing the Fund’s investments on a day-to-day basis. The Board took this action based on a consideration of the Fund’s historical performance, EIMC’s resources, research, and other capabilities and qualifications relevant to the management of the Fund’s investments, and the qualifications and experience of the proposed portfolio manager. In light of these considerations, the termination of the Interim Agreement with Kaplan is not expected to affect the Fund or the level or quality of services that the Fund will receive. EIMC will continue to serve as the Fund’s investment adviser, with responsibility for providing a complete investment program for the Fund, and James M. Tringas, Senior Portfolio Manager and Managing Director with EIMC, will serve as the Fund’s portfolio manager. There is no change in the proposed new Investment Advisory Agreement with EIMC and no change in the fees that the Fund will pay.

In light of this development, the Board no longer intends to bring before the Meeting Proposal 1B to approve a new Sub-Advisory Agreement with Kaplan, and the proxy statement is amended to eliminate references to Kaplan and to Proposal 1B.  The Board now only seeks your approval of the new Investment Advisory Agreement with EIMC (Proposal 1A). For a discussion of Proposal 1A, please refer to the proxy statement.

How To Vote

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote with respect to Proposal 1A. Your vote with respect to Proposal 1B will be disregarded. If you have not previously submitted a proxy card please complete, date, sign and return the proxy card included with the proxy statement as soon as possible. You may also submit your voting instruction by telephone or Internet by following the instructions included in the proxy statement. Any Shareholder who has returned a properly executed proxy card, including a broker who may hold shares of the Fund on your behalf, or who has submitted a voting instruction by telephone or Internet, has the right to revoke it at any time prior to its exercise by attending the Meeting and voting in person, by submitting a letter of revocation to the Fund at the above address before the date of the Meeting, by submitting a later-dated and properly executed proxy card to the Fund at the above address before the date of the Meeting, or by recording later-dated voting instructions by telephone or Internet.

Please review this letter carefully, even if you have already voted. This letter should be read in conjunction with the proxy statement mailed to Shareholders on or about December 19, 2008. For more information about the proxy solicitation, including the standards for quorum and approval of proposals, please see the proxy statement. If you have questions about voting, please call the Altman Group, our proxy solicitor, at (866) 342−1635.

The Board continues to recommend that you vote your shares IN FAVOR OF Proposal 1A, a new Investment Advisory Agreement with EIMC.

Thank you for your support.

Sincerely,

Michael H. Koonce

Secretary